SCHEDULE A
REVISED MULTIPLE CLASS PLAN
(revised effective Sept. 30, 2019)
for the
ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

AZL FIAM Multi-Strategy Fund	Class 1 Class 2
AZL FIAM Total Bond Fund	Class 1 Class 2
AZL International Index Fund	Class 1 Class 2
AZL Mid Cap Index Fund	Class 1 Class 2
AZL Morgan Stanley Global Real Estate Fund	Class 1 Class 2
AZL MSCI Emerging Markets Equity Index Fund	Class 1 Class 2
AZL MSCI Global Equity Index Fund	Class 1 Class 2
AZL Russell 1000 Growth Index Fund	Class 1 Class 2
AZL Russell 1000 Value Index Fund	Class 1 Class 2
AZL Small Cap Stock Index Fund	Class 1 Class 2
AZL S&P 500 Index Fund	Class 1 Class 2

1051519 v1; MJCV01!.DOC